                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                 Years Ended
                                                                December 31,
                                                              -----------------
                                                              1998  1997  1996
                                                              ----- ----- -----
Net Income................................................... $  64 $ 403 $ 316
Add:
  Interest...................................................   240   170   160
  Amortization of capitalized debt expense...................     3     1     4
  Portion of rentals representative of interest factor.......    12    12    12
  Income tax expense and other taxes on income...............    42   191   185
  Fixed charges of unconsolidated subsidiaries...............     5     3     3
  Extraordinary items (net of taxes).........................   --    --     33
                                                              ----- ----- -----
    Earnings as defined...................................... $ 366 $ 780 $ 713
                                                              ===== ===== =====

Interest..................................................... $ 240 $ 170 $ 160
Interest capitalized.........................................     3     2     1
Amortization of capitalized debt expense.....................     3     1     4
Portion of rentals representative of interest factor.........    12    12    12
Fixed charges of unconsolidated subsidiaries.................     5     3     3
                                                              ----- ----- -----
    Fixed charges as defined................................. $ 263 $ 188 $ 180
                                                              ===== ===== =====
Preferred dividends:
  Amount declared............................................ $   7 $   7 $   7
  Gross-up to pre-tax based on 40%, 32% and 35% effective
   rates, respectively....................................... $  12 $  10 $  11
Ratio of earnings to fixed charges and preferred dividends... 1.33x 3.94x 3.73x
                                                              ===== ===== =====